Exhibit 99.1

For Immediate Release
The Student Loan Corporation (NYSE:STU)
April 22, 2005

Rodman L. Drake Elected Director of The Student Loan Corporation

STAMFORD, CT, April 22, 2005-- The Board of Directors of the Student Loan Corporation (NYSE:STU) has elected Rodman L. Drake to serve as an independent director of the Company, effective immediately. He will serve on the Company's Audit Committee and Compensation Committee.

Mr. Drake currently participates on five boards. He is a director of Jackson Hewitt, the tax preparation service; a director of Parsons Brinckerhoff, a $1.7 billion employee-owned global infrastructure engineering firm; chairman of the Hyperion Funds, three NYSE-traded closed-end funds invested in mortage-backed securities; a trustee for the Excelsior Funds, sponsored by U.S.Trust/Schwab; and a director of Crystal River Capital, Inc., a private REIT. In his capacity as a board member serving these companies, Mr. Drake is a member of various nominating and corporate governance, compensation, audit and finance committees. Since 1997, Mr. Drake has also acted as a Managing Director of CIP Management, a private equity group which he co-founded.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of insured student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and other lenders. The company was previously a division of Citibank, N.A. and became a NYSE-listed corporation in 1992. Citibank is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958. Today, The Student Loan Corporation serves over 2 million customers and over 3,000 schools nationwide.

For information on college planning and financing information or inquiries regarding student loan accounts please call 1-800-967-2400 or visit www.studentloan.com. Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.

CONTACT:	Anita Gupta Citibank Public Affairs (212) 559-0297 guptaa@citigroup.com	Brad Svalberg Student Loan Corporation, Investor Relations (203) 975-6292 bradley.d.svalberg@citigroup.com